Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

First Quarter 2023 Earnings Teleconference

May 2, 2023, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Edison International’s core EPS for first quarter 2023 was $1.09. We are pleased with our start to the year and are confident in affirming our 2023 core EPS guidance of $4.55 to $4.85. We also remain confident in delivering our long-term EPS growth target of 5 to 7% from 2021 through 2025. Maria will discuss our financial performance and outlook.

My key message today is that we continue to see a number of positives in the near term and long term, which make us excited for our company’s future. SCE’s actions to sustain and strengthen the electric grid, mitigate wildfires, and enable decarbonization through electrification are critically needed by California and are increasing our investment opportunity.

In the longer-term, our Pathway 2045 analysis highlights the continued investment in transmission and distribution needed to evolve the grid. This is being recognized by regulators in California. In 2021, the California ISO released a 20-year plan estimating about $30 billion of transmission investment needed through 2040, consistent with our Pathway analysis. Only a few weeks ago, CAISO published its Draft 2022–2023 Transmission Plan, with its current thinking on system needs over the next 10 years. Their draft plan calls for 46 transmission projects with a total estimated cost of $9.3 billion. Over $2 billion of that represents proposed incumbent projects for SCE, and over $5 billion represents FERC Order 1000 competitive projects within southern California for which SCE will be able to compete.

In the near-term, SCE continues its diligent execution of its Wildfire Mitigation Plan and has reduced the probability of losses from catastrophic wildfires by 75 to 80% compared to pre-2018 levels, predominantly from grid hardening measures that allow the utility to mitigate risk while keeping electricity flowing to customers. Thanks again to the many of you who visited us in person at our headquarters and heard directly from several of our leaders about the utility’s achievements and ongoing actions.

In March, SCE filed its 2023 through 2025 WMP with the Office of Energy Infrastructure Safety. Highlights of the plan are shown on page 3. Our number one priority remains the safety of the public, customers, workers, and first responders. In 2023, the utility is building on the work already accomplished while focusing on five key areas: continuing to harden the grid, ramping up targeted undergrounding work in severe risk areas, continuing to reduce PSPS impacts, expanding aerial fire suppression funding to year-round, and furthering technological advancements.

SCE’s flagship grid hardening program, covered conductor, remains its key mitigation measure. More than 2,850 additional miles of covered conductor will be installed between 2023 and 2025. By the end of 2025, SCE expects to have replaced more than 7,200 miles, or about three quarters, of overhead distribution power lines in high fire risk areas with covered conductor. SCE also plans to complete about 100 miles of undergrounding by 2025 to address the high risk presented by unique factors in certain areas, and plans to underground a total of 600 miles by the end of 2028. Additionally, to quickly suppress fires regardless of how they start and protect the communities SCE serves, the utility continues to partner with the LA County Fire Department, Orange County Fire Authority, and Ventura County Fire Department to expand their firefighting capabilities. As highlighted in the WMP, this support has been expanded to year-round aerial fire suppression from the Quick Reaction Force, made up of the world’s largest fire-suppression helicopters with unique night firefighting capabilities.

The WMP is adaptive and focused on furthering technological advancements to find new ways to mitigate wildfire risk. SCE is continuously developing new approaches and collaborating with other utilities, academia, and the energy sector to make our communities safer. The WMP highlights technologies, such as the Rapid Earth Current Limiter, Early Fault Detection, and using artificial intelligence, that will continue to advance our suite of wildfire mitigation measures.

A key long-term driver for SCE’s investment in the grid and for enabling customer affordability is transportation electrification. We aren’t just talking about regulatory policies or long-term forecasts here; we are seeing customers really start to embrace and adopt EVs today — including operators of medium- and heavy-duty vehicle fleets. SCE was an early mover and has the country’s largest suite of transportation electrification programs led by an investor-owned utility, with over $800 million in approved funding for its Charge Ready programs, which include a program aimed at the medium- and heavy-duty segment. Momentum and customer interest have certainly increased, and we are beginning to see vehicle availability improvements in the heavy-duty segment, with more options available to order. SCE is currently working with nearly 200 sites to potentially support approximately 4,000 medium- and heavy-duty vehicles. Customers operating heavy-duty vehicles are requesting higher-powered chargers, resulting in larger load requests that may require additional distribution system upgrades to ensure adequate capacity is available. SCE continues to engage with these customers to understand when and where these vehicles will materialize to ensure the grid is ready. Beyond transportation electrification, building electrification is another critical opportunity to reduce GHG emissions. SCE has proposed a $677 million program to help catalyze the adoption of electric heat pumps, which is currently being reviewed by the CPUC.

I will conclude by noting that even as SCE makes substantial investment in the grid to keep the utility and the state on track for decarbonization and electrification efforts, affordability is always top-of-mind. SCE’s long-standing culture of actively pursuing and maintaining productivity improvement and cost control measures has enabled it to have the lowest system average rate among California IOUs. Some recent examples include the pending settlement agreement with TURN and Cal Advocates to move to a customer-funded wildfire self-insurance model and SCE’s operational excellence program, which includes over 600 employee-driven ideas with capital efficiency and O&M benefits. These include work planning, procurement, and technology as shown on page 4. Beyond these, we will constantly pursue new opportunities for digitization, automation, and generative AI to drive further improvements in customer interactions, asset data quality, and back-office efficiencies. The expected benefits should progressively increase as we accelerate implementation through 2024 and beyond, further benefiting affordability for SCE's customers.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

In my comments today, I will discuss first quarter results, our 2023 EPS guidance, our 2023 financing plan, and other financial topics.

Starting with the first quarter of 2023, EIX reported core EPS of $1.09. As you can see from the year-over-year quarterly variance analysis shown on page 5, SCE’s first quarter earnings increased primarily due to GRC attrition year escalation. This was partially offset by higher net interest expense, driven by higher interest rates associated with funding 2017 and 2018 wildfire claims payments. At EIX Parent and Other, there was a negative variance of 4 cents, due to higher holding company interest expense.

I would now like to discuss SCE’s capital and rate base forecasts, shown on pages 6 and 7. These are consistent with last quarter’s disclosures. SCE will file its 2025 GRC application in mid-May and we will update our capital and rate base projections and extend them through 2028 at that time. Over the coming years, SCE will continue to invest in wildfire mitigation and increase its grid work to meet the needs of its customers while also supporting California’s leading role in building a carbon-free economy. You can see this increased investment begin in our projections for 2025 capital spending, which is just under $7 billion. As a point of reference, only 6 years ago, our annual capex was less than $4 billion.

Let me provide a brief update on the 2017 and 2018 Wildfire and Mudslide Events. As outlined on page 8, in the first quarter, SCE resolved about $148 million in individual plaintiff claims. This continued progress settling claims enables us to move further along in resolving these historical events. Naturally, as we proceed toward full resolution, we continue to gain more and more information. Each quarter we take our cumulative experience into account as we refine the best estimate. Consequently, SCE adjusted the best estimate upward by $90 million. More importantly, with this progress, the utility remains confident that it will file the TKM cost recovery application in the third quarter of this year. Our message is very clear — SCE will seek full CPUC cost recovery, excluding amounts foregone under the agreement with the Safety Enforcement Division or already recovered. SCE will show its strong, compelling case that it operated its system prudently and that it is in the public interest to authorize full cost recovery.

Turning to guidance, page 9 shows our 2023 EPS guidance and the key assumptions for modeling purposes. We are pleased with our start to the year and are confident in affirming our 2023 core EPS guidance of $4.55 to $4.85.

Progress related to the parent company’s 2023 financing plan is shown on page 10. In March, we issued $500 million of junior subordinated notes, which provided $250 million of equity content. The transaction was in line with our expectations, and we were pleased to see strong investor support for this offering, which was significantly oversubscribed. We expect to generate approximately $100 million of equity through internal programs, consistent with the $300 to 400 million of equity content in our financing plan.

To add another highlight on the financing front, just last week, SCE closed on its securitization financing for the final portion of the $1.6 billion in AB 1054 capital expenditures. SCE saw very robust investor engagement for this $775 million offering. This resulted in a cost-effective transaction for SCE’s customers and allowed the utility to repay an outstanding term loan, further improving its credit profile.

Please turn to page 11. In addition to growing investor support, we are seeing our strengthening business and credit profile reflected in the rating agencies’ outlooks. In February, Moody’s upgraded EIX and SCE’s credit ratings by one notch, reflecting the decline in wildfire risk facing SCE. Additionally, last week, Fitch upgraded EIX and SCE’s credit ratings by one notch, noting the meaningful decline in major wildfires linked to SCE’s equipment post-2018, despite elevated wildfire activity in California in 2020 and 2021, and ongoing efforts to enhance system resilience while mitigating reliance on and frequency of public safety power shutoffs.

Page 12 provides an update on the CPUC cost of capital mechanism. If the 12-month average of the Moody’s Baa utility bond index exceeds 5.37% at the end of September, SCE will file a Tier 2 advice letter to implement the adjustment to the 2024 ROE. The adjustment would be equal to half the difference between the average and 4.37%. The mechanism also updates the authorized costs of debt and preferred equity. Through April 25, the measurement period average is around 5.7%. We will continue monitoring the cost of capital mechanism, which could result in significant upside to 2024 earnings should it trigger.

Looking ahead, we are reiterating our 5 to 7% EPS growth rate guidance from 2021 through 2025, which translates to 2025 EPS of $5.50 to $5.90. My management team and I are fully committed to delivering on this target. We will provide an update on our EPS growth rate projections through 2028 on our Q2 earnings call. With strong rate base growth as the underlying driver, coupled with the significant investment needed in our electric grid, we continue to be optimistic about the company’s growth prospects, both near and long term.